UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2016

Tejon Ranch Co.

(Exact name of registrant as specified in its charter)

Commission File No. 1-7183

Delaware	77-0196136
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

P. O. Box 1000, Lebec, California	93243
(Address of principal executive offices)	(Zip Code)

661-248-3000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 7, 2013, the Tejon Ranch Co. (the “Company”) announced that its Board of Directors declared a dividend of 3,000,000 warrants (the “Warrants”) to purchase shares of Company common stock, par value $0.50 per share (“Common Stock”), to holders of record of Common Stock as of August 21, 2013 (the “Record Date”). The Warrants were distributed to shareholders on August 28, 2013. Each Warrant entitles the holder to purchase one share of Common Stock at an initial exercise price of $40.00 per share and is exercisable through August 31, 2016, subject to the Company’s right to accelerate the expiration date under certain circumstances when the Warrants are in-the-money. Each holder of Common Stock as of the Record Date received a number of Warrants equal to the number of shares held multiplied by 0.14771, rounded to the nearest whole number. No cash or other consideration was paid in respect of any fractional Warrants that were rounded down. The Company issued the Warrants pursuant to a Warrant Agreement, dated as of August 7, 2013, between the Company, Computershare, Inc. and Computershare Trust Company, N.A., as warrant agent.

At the time of issuance, the Company listed the Warrants on the New York Stock Exchange MKT (“NYSE MKT”). On February 26, 2016, the Company received a notice from NYSE MKT indicating that the Warrants are not in compliance with the NYSE MKT’s continued listing standard due to the security’s abnormally low market value of less than $0.01. Consequently, NYSE notified the Company that it has determined to commence proceedings to delist the Warrants pursuant to Section 802.01D of the NYSE Listed Company Manual and has suspended trading in the Warrants. To effect the delisting, NYSE will apply to the SEC to delist the Warrants pending completion of applicable procedures. Based on recent trading prices, the Company estimates the aggregate market value of the Warrants to be less than $0.1 million. The Company’s Common Stock will continue to be listed and traded on the NYSE.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TEJON RANCH CO.

By:	/s/ ALLEN E. LYDA
	Name:	Allen E. Lyda
	Title:	Executive Vice President and
Chief Financial Officer

Dated: February 26, 2016

3